Exhibit 99.A

CTE Investor Relations

100 CTE Drive

Dallas, PA 18612-9774

Investor News

Contact: David G. Weselcouch

Senior Vice President — Investor Relations

and Corporate Communications

(570) 631-2807

CTE Files Shelf Registration Statement for a Stockholder

Dallas, PA — June 30, 2005 — Commonwealth Telephone Enterprises, Inc. (“CTE”) [NASDAQ: CTCO], has announced that it has filed a shelf registration statement with the U.S. Securities and Exchange Commission, under which United States Fire Insurance Company (“US Fire”) may offer and sell up to 1,108,596 shares of common stock of CTE from time to time. The common stock may be offered at prices, and, on terms, to be determined at, or prior to, the time of sale. US Fire purchased the shares from Level 3 Communications, Inc. (“Level 3”), in a private transaction, and the registration statement is being filed pursuant to a Registration Rights Agreement assigned to US Fire by Level 3 at the time of the sale.

The shelf registration should provide the selling stockholder with quicker access to the capital markets, subject to market conditions. CTE will not receive any proceeds from the sale of the common stock by the selling stockholder.

When available, a copy of the prospectus may be obtained from:

David G. Weselcouch

Senior Vice President — Investor Relations

and Corporate Communications

Commonwealth Telephone Enterprises, Inc.

100 CTE Drive

Dallas, PA 18612-9774

A registration statement relating to these securities has been filed with the U.S. Securities and Exchange Commission, but has not yet become effective. These securities may not be sold, nor offers be accepted, prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration, or qualification, under the securities laws of any such state.

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About CTE

Headquartered in Dallas, PA, Commonwealth Telephone Enterprises, Inc., serves business and residential customers with a full array of technologically advanced data and voice telecommunications products and services, including broadband data services and high-speed Internet access, delivered over its 100% digitally switched, fiber-rich network.

CTE’s primary operating segments are: Commonwealth Telephone Company (“CT”), the nation’s eighth largest publicly held independent local exchange carrier, which has been operating in various rural Pennsylvania markets since 1897; and, CTSI, LLC (“CTSI”), a local exchange carrier operating in competitive markets outside CT’s territory, that formally commenced operations in 1997. CTE deploys broadband DSL technology to offer high-speed Internet access in the CT and CTSI service territories. CTE’s support businesses include epix® Internet Services (www.epix.net), one of the Northeast’s largest rural dial-up Internet Service Providers (“ISPs”), and Commonwealth Communications, a provider of telecommunications equipment and facilities management services.

A web site featuring current information regarding Commonwealth Telephone Enterprises, Inc., can be found on the Internet at www.ct-enterprises.com. However, the information on this web site does not form a part of this release.

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